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                                                                    Exhibit 10.4

                                LICENSE AGREEMENT

            LICENSE AGREEMENT, dated as of February 1, 1997, between ICAHN ASSOCIATES CORP. ("Licensor"), having an address at 767 Fifth Avenue, New York, New York 10153, and GLOBAL TRAVEL MARKETING SERVICES INC. ("Licensee"), having an address at 767 Fifth Avenue, New York, New York 10153.

            The parties agree with each other as follows:

            1.    The Master Lease and the Subleased Premises

                  (a) Licensor is the tenant under the Sublease dated July 31, 1996 ("Master Lease") between KPMG Peat Marwick LLP, as landlord, and Icahn Associates Corp., as tenant. KPMG Peat Marwick LLP is referred to herein as "Landlord". The Master Lease is incorporated into this Agreement as if set forth herein in its entirety.

                  (b) The Master Lease relates to a portion of the 47th floor (the "Subleased Premises") of the building known as 767 Fifth Avenue, New York, New York (the "Building"). The Subleased Premises are more specifically described in the Master Lease.

                  (c) Except as specifically set forth below, Licensee, with respect to the Licensed Premises (as hereinafter defined), the Common Facilities (as hereinafter defined) and all other portions of the Building used by Licensee, shall be bound by and comply with all of the covenants and obligations of the Tenant under the Master Lease. The terms "Landlord" and "Tenant" under the Master Lease shall mean the Licensor and Licensee, respectively. All references in the Master Lease to the term "Commencement Date" shall, for purposes hereof, be deemed to refer to the Commencement Date as defined herein. All references in the Master Lease to the "Subleased Premises" shall, for purposes hereof, be deemed to be references to the Licensed Premises and the Common Facilities, except as specifically set forth below.

            2.    Licensed Premises, Common Facilities, Access Areas

                  (a) Licensor hereby grants to Licensee (i) a nonexclusive license to use the portion of the Subleased Premises consisting of approximately 3,696.63 rentable square feet, including secretarial areas and storage areas, which the parties agree comprises 17.5% of the Subleased Premises (the "Licensed Premises") as
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designated on Exhibit A, attached hereto and made a part hereof, (ii) a nonexclusive license to use the "Common Facilities" as more fully described in
Section 4 of this Agreement, and (iii) a nonexclusive easement for access to and from the Common Areas and the Licensed Premises over the adjacent corridors within the Subleased Premises. Licensor and Licensee agree that the license hereby granted to Licensee shall not be revoked at will, and may only be canceled in accordance with its terms or pursuant to an express agreement of the parties.

                  (b) During the term of this Agreement, Licensee, its employees and invitees, shall have (i) a nonexclusive license to use the "Common Facilities" and (ii) as granted to Licensor in the Master Lease, the non-exclusive right to use in common with others the lobbies, elevators (including freight elevators), lavatories and other public portions of the Building and the common bathrooms on the 47th floor of the Building. Licensor reserves the right for itself and in common with its legal representatives, successors and assigns, subtenants (if any), other licensees (if any) and their respective partners, officers, directors, employees, agents and invitees to use the Common Facilities in common with Licensee. The "Common Facilities" shall be the areas designated from time to time by Licensor as (i) the reception area,
(ii) the coat closet, and (iii) the copier room/pantry, and the furnishings and equipment located in such areas (whether owned by Licensee or Licensor or any subtenant or other licensee of Licensor). Licensor reserves the right to change, alter, eliminate, restrict or remove the Common Facilities and Licensor's personal property located therein (if any), from time to time; provided, however, that no such change, alteration, elimination, restriction or removal of the Common Facilities shall materially adversely affect Licensee's access to the Licensed Premises or materially diminish Licensee's ability to use the Licensed Premises, and to the extent that any Common Facilities shall be eliminated, restricted or removed, the Rent hereunder shall be equitably adjusted.

                  (c) Licensee, its partners, employees and invitees, legal representatives and successors and permitted assignees, shall have a nonexclusive easement to use the "Access Areas" during the term of this Agreement. Licensor reserves the right for itself and in common with legal representatives, successors and assigns, subtenants (if any), other licensees (if any) and their respective partners, officers, directors, employees, agents and invitees to use the Access Areas in common with Licensee. The "Access Areas" shall be the corridors and other areas of the Subleased Premises adjacent to the rooms comprising the Licensed Premises and the Common Facilities. Licensor reserves the right to change, alter, eliminate, restrict or remove the Access Areas and the personal property located therein; provided, however, that no such change, alteration, elimination, restriction or removal of the Access Areas shall materially adversely affect Licensee's access to the Licensed Premises or materially diminish Licensee's ability to use the Licensed Premises, and to the extent


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that any Access Areas shall be eliminated, restricted or removed, the Rent hereunder shall be equitably adjusted.

                  (d) From time to time and upon not less than sixty (60) days notice to Licensee, Licensor may recapture one or more portions of the Licensed Premises (each, a "Recaptured Portion"). If Licensor shall exercise its right of recapture, (i) Licensee shall vacate the Recaptured Portion by the date specified in Licensor's notice and the Recaptured Portion shall thereafter be excluded from the Licensed Premises and all Rent (as hereinafter defined) payable hereunder shall be equitably adjusted; provided, however, that if the portion of the Licensed Premises which remains shall be insufficient for Licensee's operations at the Licensed Premises, then Licensee may elect to vacate the entire Licensed Premises and the Licensed Premises so vacated shall be deemed to be the Recaptured Portion hereunder, (ii) the portion of the Construction Payment (as hereinafter defined) made by Licensee to Licensor hereunder which is equitably attributable to the Recaptured Portion shall be adjusted so that Licensee shall have paid with respect to the Recaptured Portion for only the number of days (the "Use Period") from the Commencement Date through the later of (x) the date Licensee shall have vacated the Recaptured Portion and (y) the date specified in Licensor's notice, and Licensor shall promptly thereafter remit to Licensee the portion of the Construction Payment previously paid by Licensee to Licensor which is equitably attributable to the Recaptured Portion for the period from the day after the last day of Licensee's Use Period through the end of the term of this Agreement, and (iii) if the Recaptured Portion shall result in Licensee moving its entire operation from the Licensed Premises, Licensor shall reimburse Licensee for Licensee's actual, reasonable moving costs.

                  (e) From time to time and upon not less than sixty (60) days notice to Licensor, Licensee may surrender one or more portions of the Licensed Premises (each, a "Surrendered Portion"). If Licensee shall exercise its right of surrender, (i) Licensee shall vacate the Surrendered Portion by the date specified in Licensee's notice and the Surrendered Portion shall thereafter be excluded from the Licensed Premises and all Rent (as hereinafter defined) payable hereunder shall be equitably adjusted, and (ii) the portion of the Construction Payment (as hereinafter defined) made by Licensee to Licensor hereunder which is equitably attributable to the Surrendered Portion shall be adjusted so that Licensee shall have paid with respect to the Surrendered Portion for only the number of days (the "Use Period") from the Commencement Date through the later of (x) the date Licensee shall have vacated the Surrendered Portion and (y) the date specified in Licensee's notice, and Licensor shall promptly thereafter remit to Licensee the portion of the Construction Payment previously paid by Licensee to Licensor which is equitably attributable to the Surrendered Portion for the period from the day after the last day of Licensee's Use Period through the end of the term of this Agreement.


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                  (f) If as a result of Licensor's default beyond applicable notice and/or cure periods, if any, under the Master Lease, Licensee shall surrender the Licensed Premises or be evicted from the Licensed Premises, the Licensed Premises as so vacated or surrendered shall be deemed to be the Recaptured Portion for purposes of Section 2(d) above, as if Licensor shall have elected to recapture the Licensed Premises, and, in addition to any other rights under this Agreement, at law or in equity, Licensor shall promptly remit to Licensee the Construction Payment calculated with respect thereto as set forth in Section 2(d) above and Licensor shall reimburse Licensee for Licensee's actual, reasonable moving costs.

            3.    Use of Premises

                  (a) The Licensed Premises shall be used as and for executive and general offices in connection with Licensee's conduct of Licensee's business and for no other purpose.

                  (b) On the Commencement Date (as hereinafter defined) Licensee agrees to take possession of the Licensed Premises in its then current condition, "as is". No furniture or furnishings will be provided by Licensor, except for general office furniture, counters and cabinets as presently exists or as Licensor, it its sole discretion, shall elect to provide at the Commencement Date.

            4.    Use of Facilities

                  (a) Licensee shall not change, alter, modify or eliminate any cable, jack or connection panel without the prior written consent of Licensor. Subject to the provisions of Section 6, Licensee shall at Licensee's own cost and expense, supply its own telephone equipment and telephone handsets and arrange for telephone service with the telephone company serving the Subleased Premises. Licensee shall pay directly to the telephone company all charges incurred for its use of such telephone service. Notwithstanding the foregoing, Licensor may, but shall not be obligated to provide, telephone equipment and/or telephone services, the cost of which shall be allocated as provided for in
Section 6.

                  (b) Licensor may, but shall not be obligated to provide, clerical, receptionist, secretarial or other personnel services to Licensee, the cost of which shall be allocated as provided for in Section 6.

                  (c) Promptly after the execution and delivery of this Agreement, Licensee shall remit to Licensor the sum of $699,019 (the "Construction Payment") representing the costs (net of the "Allowance" as defined on the Master Lease) to construct, decorate and furnish the Subleased Premises.


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            5.    Term

                  (a) The term of this Agreement shall commence on the "Commencement Date" and shall end on the "Expiration Date", unless earlier terminated as hereinafter set forth. The "Commencement Date" of the term shall be the earlier of (i) the date Licensee first occupies the Licensed Premises, or
(ii) March 1, 1997. The "Expiration Date" of the term shall be May 22, 2004, or such earlier date upon which the term may expire or be terminated in accordance with the terms hereof or upon which date the term of the Master Lease shall expire or be terminated in accordance with the terms of the Master Lease.

                  (b) If in accordance with and subject to Paragraph 1(a) of the Sublease Licensor shall be able to and shall elect to renew the term of the Sublease, then and in such event Licensor shall give notice thereof to Licensee and Licensee may renew the term of this Licensee Agreement on such terms and conditions as Licensor and Licensee shall mutually agree, and each party agrees to promptly thereafter enter into good faith negotiations to establish the terms of the renewal. If this License Agreement shall have been previously terminated, or if Licensor and Licensee shall not agree to the terms of the renewal within sixty (60) days after the date of Licensor's notice, then Licensee's option to renew shall be null and void and of no further force or effect.

            6.    Rent

                  (a) "Rent" shall include "Minimum Rent" and "Additional Rent". Rent shall be payable to Licensor at c/o Icahn & Co., Inc., One Wall Street Court, New York, New York 10005 (or at such other address as Licensor shall specify by notice to Licensee) without notice, demand or set off, except as expressly provided in this Agreement.

                  (b) "Minimum Rent" shall be payable at the annual rate of $213,474.32 and shall be payable in equal monthly installments of $17,789.53 in advance on the first day of each and every month commencing on September 15, 1997. Minimum Rent for September 1997 shall be due on September 15, 1997 and shall be prorated for such partial month. The Minimum Rent includes a charge of $2.75 per rentable square foot of the Licensed Premised (subject to increase in accordance with Article 15 of the Overlease (the "Electric Energy Sum")) as the value of electricity furnished to the Licensed Premises.

                  (c) Licensor's proportionate share, as tenant under the Master Lease (defined in the Master Lease as "Tenant's Pro Rata Share") is equal to 32.7133%


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of Landlord's additional rent. Licensee shall pay, as additional rent
("Additional Rent") within 5 days after demand, (i) Licensee's Proportionate Share (as hereinafter defined) of Tenant's Pro Rata Share for all items of "Additional Rent" (as defined in the Master Lease) which are payable by Licensor pursuant to the Master Lease, (ii) Licensee's Proportionate Share of "Tenant Surcharges" (as defined in the Master Lease), provided, however, that (A) Licensee shall pay 100% of Tenant Surcharges incurred at the request of Licensee solely for Licensee's benefit, (B) Licensee shall pay Licensee's ratable share of Tenant Surcharges incurred at the request of Licensee or consented to by Licensee which benefit Licensee and/or the Licensed Premises together with other occupants of the Subleased Premises, and/or other portions of the Subleased Premises, and (C) Licensee shall not be required to pay any portion of Tenant Surcharges which do not benefit Licensee or any portion of the Licensed Premises, Common Facilities or Access Areas, unless expressly requested by Licensee and (iii) Licensee's Proportionate Share of expenses with regard to services as indicated in Section 4 hereof, if any, incurred at the request of Licensee or consented to by Licensee, provided by Licensor for the benefit of Licensor, Licensee, and other licensees or subtenants at the Subleased Premises, provided, however, that Licensee shall pay 100% of costs incurred by Licensor for services provided to Licensee at Licensee's request. "Licensee's Proportionate Share" is 17.5%.

                  (d) If the Commencement Date or the Expiration Date shall be other than the first day of a month, Rent shall be apportioned accordingly.

                  (e) If Licensor shall receive a refund from Landlord which includes any amounts for which Licensee shall have paid Additional Rent or Tenant's Surcharges to Licensor, Licensor shall retain out of such refund its actual out-of-pocket costs and expenses payable to independent third parties, if any, of obtaining such refund including but not limited to reasonable attorneys' fees and disbursements, and shall then pay to Licensee promptly after receipt of such refund from Landlord the portion of the remainder of such refund which is equitably attributable to amounts paid by Licensor as Additional Rent or Tenant's Surcharges hereunder.

            7.    Events of Default

                  The provisions of Paragraph 4 of the Master Lease specifically apply as between Licensor and Licensee. In addition, any act or omission of Licensee, its employees, agents or invitees, which causes Licensor, as tenant under the Master Lease, to fail to have performed or observed the terms of the Master Lease shall be an Event of Default under this Agreement. The occurrence of an Event of Default shall permit Licensor to exercise any and all of the rights granted to "Landlord" upon the occurrence of an Event of Default under the Master Lease, including but not limited to


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the rights and remedies afforded under the Overlease (as defined in the Master
Lease) as and to the extent incorporated by reference into the Master Lease.

            8.    Signs

                  Subject to the requirements of the Master Lease, including approval of the Landlord thereunder, and subject to Licensor's prior written consent and approval, which consent shall not be unreasonably withheld or delayed, Licensee shall be entitled to one directory listing and listing in the elevator directories, if available, and at Licensee's request, Licensor shall request that the Landlord list Licensee's name on the building directory and on the elevator directories, if any, of elevators servicing the Subleased Premises. All charges, if any, for Licensee's signs and directory listings shall be at Licensee's sole cost and expense, including, without limitation, all charges of Landlord therefor.

            9.    Alterations

                  Licensee shall make no alterations, additions, installations, improvements, decorations or changes of any nature to the Licensed Premises, the Common Facilities or to the Access Areas, without in each and every instance receiving Licensor's prior written approval, which, except as set forth in the next sentence, may be withheld in Licensor's sole discretion. Licensor's approval with respect to decorative changes in the Licensed Premises which do not require construction type alterations shall not be unreasonably withheld or delayed.

            10.   Surrender of Premises

                  Prior to the Expiration Date (or any earlier termination date), Licensee shall, at Licensee's sole cost and expense, (a) surrender the Licensed Premises (other than any portion occupied by Licensor) in its original condition as on the Commencement Date, subject to ordinary wear and tear and such changes as shall be approved by Licensor hereunder, and subject to damage by condemnation, fire or other casualty and (b) remove all of Licensee's signs and restore any damage caused thereby. The provisions of the preceding sentence shall survive the expiration or termination of this Agreement.

            11.   Insurance and Indemnity

                  (a) Licensee shall carry, in favor of Licensor, Landlord, the Over landlord (as defined in the Master Lease), the ground lessor and all mortgagees, insurance of the same types and in the same amounts as required to be carried by Licensor as tenant under the Master Lease. In addition, Licensee shall maintain


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workers' compensation and employee disability insurance as required by law. All insurance required to be carried by Licensee shall comply with the provisions of the Master Lease, and shall provide that such insurance shall not be canceled or materially amended without at least 30 days prior written notice to Licensor and all named insureds.

                  (b) Licensee shall indemnify and hold Licensor harmless from and against all claims, loss, damage and liability (including attorneys' fees and disbursements incurred in defending against any such claims, loss, damage or liability or in enforcing the provisions of this indemnity) arising from (i) the negligent or intentional acts or omissions of Licensee, its contractors, agents, employees, licensees and invitees, (ii) the use or occupancy by Licensee, its partners, employees, licensees, invitees, agents or contractors of
(1) the Licensed Premises, (2) the Common Facilities, (3) the Access Areas, (4) any portion of Licensor's premises at the Building to which Licensee, its partners, employees, licensees, invitees, agents or contractors are afforded access, and (5) the common areas of the Building and (iii) the failure of Licensee to vacate the Licensed Premises on the Expiration Date or at such earlier time as shall be required hereunder.

                  (c) Licensor shall indemnify and hold Licensee and its partners harmless from and against all claims, loss, damage and liability (including attorneys' fees and disbursements incurred in defending against any such claims, loss, damage or liability or in enforcing the provisions of this indemnity) arising from (i) the negligent or intentional acts or omissions of Licensor, its contractors, agents, employees and invitees, and (ii) the use or occupancy by Licensor, its partners, employees, invitees, agents or contractors (but not use or occupancy by licensees, subtenants or other occupants of the Subleased Premises, or their respective partners, employees, licensees, invitees, agents or contractors) of (1) the Licensed Premises, (2) the Common Facilities, (3) the Access Areas, (4) any portion of Licensor's premises at the Building to which Licensor, its partners, employees, licensees, invitees, agents or contractors are afforded access, and (5) the common areas of the Building.

            12.   Master Lease Provisions

                  (a) The following terms of the Master Lease shall not apply to the relationship between Licensor and Licensee:

                  Paragraphs 1, 2(a), 2(b), 2(c), 5, 7, 8, 13, 14, 17, 18(b),
21, 24, 25, Exhibits A, B, C;

                  (b) The following terms of the Master Lease, shall apply only to the extent specified and/or modified below:


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                        (i) Paragraph 2(d), 2(e), 2(f), 2(g), 2(h) and 2(i)
shall be constructed together with and as modified by Section 6 of this Agreement;

                        (ii) Paragraph 9 shall be construed so that the term "Tenant" under the Overlease shall mean Licensee hereunder, and the term "Landlord" in the Overlease shall mean "Overlandlord" with respect to any reference in which the Master Lease retains the reference to Overlandlord;

                        (iii) the reference in the last sentence of Paragraph 9(c) to "21,123" shall be deemed to apply to the Subleased Premises;

                        (iv) Paragraph 10(a) shall be applicable to this Agreement only to the extent that Licensee shall be entitled to receive Licensee's Proportionate Share of the amounts actually received by Licensor from Landlord, if, as and when received, if any, and such amounts shall be in lieu of any payment by Licensor to Licensee under Section 2(d) or 2 (e) of this Agreement;

                        (v) Paragraph 10(g) shall be construed so that the term "Overlease" shall refer to the Master Lease, and the term "Sublease" shall refer to this Agreement;

                        (vi) Paragraph 17 shall be construed so that the term "Overlease" shall refer to the Master Lease; and

                        (vii) the first sentence of Paragraph 26 shall not apply to this Agreement.

                  (c) Licensor shall not be required to furnish any services to the Licensed Premises in excess of the services supplied by Landlord, unless specifically set forth to the contrary in this Agreement. Rent payable under this Agreement shall not abate as a result of the failure of Landlord to furnish any service or perform any covenant under the Master Lease. Licensee shall be entitled to its proportionate share of any rent abatement afforded to the Licensor under the Master Lease.

                  (d) Licensee may peaceably and quietly have, hold and enjoy the premises hereby licensed, subject, nonetheless, to the terms and conditions of this Agreement.


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                  (e) This Agreement is subject and subordinate to the Master
Lease as it may be amended from time to time and to the matters to which the Master Lease, as so amended, is or shall be subordinate.

            13.   Notices

                  All notices to be given hereunder by either party shall be written and sent by registered or certified mail, return receipt requested, postage prepaid or by an express mail delivery service, or by personal delivery addressed to the party intended to be notified at the address set forth below:

            Licensor:         Icahn Associates Corp.
                              c/o Icahn & Co., Inc.
                              One Wall Street Court
                              Suite 980
                              New York, NY 10005
                              Attention.: Richard Buonato

            Licensee:         Global Travel Marketing Services, Inc.
                              767 Fifth Avenue
                              New York, New York 10153

                  Either party may, at any time, or from time to time, notify the other in writing of a substitute address for that above set forth, and thereafter notices shall be directed to such substitute address. Notice given as aforesaid shall be sufficient service thereof and shall be deemed given as of the date received, as evidenced by the return receipt of the registered or certified mail, the express mail or the delivery service delivery receipt, as the case may be.

            14.   Brokers

                  Each party represents and warrants to the other that the party did not deal with any broker in connection with this Agreement and agrees to indemnify, defend and save harmless the other party from claims for brokerage commissions resulting from a breach of the foregoing representation.

            15.   Assignment and Subletting

                  Licensee shall not assign, transfer, pledge, mortgage, hypothecate or otherwise transfer or encumber its interest in this Agreement or sublet or otherwise permit to be occupied by others all or any portion of the Licensed Premises, the Common Facilities or the Access Areas. Licensee shall not allow any


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person or entity to use or occupy the Licensed Premises, the Common Facilities or the Access Areas in violation of the Master Lease.

            16.   Miscellaneous

                  (a) It is mutually agreed by and between Licensor and Licensee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matter whatsoever arising out of or in any way connected to this Agreement.

                  (b) Except as provided in Section 9 hereof, whenever Licensor's consent shall be required hereunder, Licensor's consent shall not be unreasonably withheld or delayed. With respect to any provision herein which provides that Licensor's consent shall not be unreasonably withheld or delayed, Licensor's consent shall not be deemed to have been unreasonably withheld or delayed if Landlord's consent shall be required and shall not have been obtained.

                  (c) This Agreement contains the complete agreement between Licensor and Licensee with respect to the premises and may not be modified except in a writing signed by Licensor and Licensee.

                  To signify their agreement to the foregoing the parties have executed this Agreement as of the date first above written.

                                        Licensor:
                                        ICAHN ASSOCIATES CORP.

                                        By:
                                           -------------------------------------
                                           Edward E. Mattner, President


                                        Licensee:
                                        GLOBAL TRAVEL MARKETING
                                        SERVICES INC.

                                        By:
                                           -------------------------------------
                                           Richard T. Buonato, Treasurer


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